Exhibit 99

NEWS RELEASE FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:

Jim Anderson, Chairman and CEO
John Gelp, Chief Financial Officer
(763) 553-9300

ZOMAX ANNOUNCES FIRST QUARTER 2003 RESULTS AND IMPROVED REVENUES

MINNEAPOLIS, MN…April 28, 2003…Zomax Incorporated (Nasdaq: ZOMX) today reported sales and earnings for its first quarter ended March 28, 2003.  Net loss for the first quarter of 2003 was $(1.7) million as compared to a loss of $(0.8) million in 2002, based on sales of $47.2 million as compared to $46.0 million for the same period last year.  Net loss per share was $(.05) as compared to a loss of $(.02) per share in the first quarter of 2002.

Total revenues increased 3% in the quarter as compared to the prior year.  The Company’s business benefited from new customers and from additional business with certain existing customers.

Gross margins for the first quarter of 2003 were 14.2% as compared to the fourth quarter of 2002 rate of 14.8%.  Margins continue to be affected by product mix.  SG&A costs for the quarter were approximately $9.3 million reflecting the Company’s investment in its marketing and sales efforts.

The Company’s focus throughout 2003 will continue to be on gaining market share in its existing lines of business and leveraging its strengths to penetrate new market segments.  The increase in business reflects the success the Company is experiencing with both new and existing customers.  Zomax is continuing to invest in capital spending to improve its systems software, particularly in the customer contact centers, and has recently embarked on an expansion of its DVD capabilities in both the California and Canadian plants.  The recently announced Print-On-Demand service and new Juarez, Mexico facility helps customers to customize product offerings, reduce on-hand inventories and improve just-in-time response to customer demand.

Jim Anderson, Chairman and CEO, stated, “As we look forward, we are optimistic that our current investments in marketing, information technology, and in production equipment will provide long term benefits to Zomax.  In the near term the world economy and the IT industry in particular continue to experience slowness.  Our customers continue to provide very limited guidance.  We expect our financial results for the next quarter to be similar to this first quarter as we continue to invest in our efforts to grow market share and expand our capabilities.”

About Zomax:

Zomax helps companies more efficiently bring their products and content to market worldwide.  The Company enhances the process of sourcing, production, and fulfillment through a modular suite of supply chain outsourcing services.  These service include “front-end” E-commerce support, customer contact center and customer support solutions; DVD authoring services; CD and DVD mastering; CD and DVD replication; supply chain and inventory management; graphic design; print management; assembly; packaging; warehousing; distribution and fulfillment; and RMA processing.   The Company’s Common Stock is traded on the Nasdaq Stock Market under the symbol “ZOMX”.

Certain statements contained in this press release relating to expected future financial results, expected levels of second quarter revenues or margins, the timing of the recovery in the world economy, the realization of an acceptable return on Zomax’ recent and anticipated capital spending programs in terms of increased sales and improved margins, gaining market share, penetrating new markets, increasing business with existing customers, improving capabilities, intentions, beliefs, plans, strategies and opportunities are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statements.

Factors that impact such forward looking statements include, among others, the rate of growth or decline of our marketplace, product mix, currency fluctuations, the ability of our customers to continue offering competitive products, political events of a national or international magnitude, the impact of competition and pricing pressures from actual and potential competitors, the cost of raw materials, our customer mix and the seasonality of their business, the impact of strategic alliances, customer concentration, potential litigation, our ability to hire and retain competent employees at acceptable costs, changes in general economic conditions and interest rates, and other factors identified in the Company’s filings with the Securities and Exchange Commission.

Zomax Incorporated assumes no obligation to update any forward-looking statements.  We cannot guarantee the completion of any acquisitions, future results, levels of activity, and/or Company performance.

more

ZOMAX INCORPORATED

 Consolidated Statements Of Operations

(Dollars in thousands, except per share data)

	Quarter Ended March
	2003	2002
Sales	$47,228	$45,985
Cost of sales	40,530	37,041
Gross profit	6,698	8,944
Selling, general and administrative expenses	9,333	10,451
Operating loss	(2,635)	(1,507)
Other income (expense)	(61)	276
Loss before income taxes	(2,696)	(1,231)
Income tax benefit	(971)	(446)
Net loss	$(1,725)	$(785)

Loss per share:
Basic	$(0.05)	$(0.02)
Diluted	$(0.05)	$(0.02)

Weighted average common shares outstanding:
Weighted average common shares outstanding	32,898	32,969
Dilutive effect of stock options	0	0
Weighted average common and diluted shares outstanding	32,898	32,969

ZOMAX INCORPORATED

Consolidated Balance Sheets

(Dollars in thousands)

	March 2003	December 2002
ASSETS:
Current Assets:
Cash	$70,592	$72,146
Accounts receivable, net	28,356	32,785
Inventories	8,638	9,712
Other current assets	10,616	10,580
Total current assets	118,202	125,223

Property and Equipment, net	35,500	34,947
Investment in Available-For-Sale Security	6,711	7,013
	$160,413	$167,183
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of notes payable	$3,018	$2,989
Accounts payable and accrued expenses	28,929	31,755
Income taxes payable	—	519
Total current liabilities	31,947	35,263

Notes payable, net of current portion	—	747
Deferred income taxes	535	624
Total liabilities	32,482	36,634

Shareholders’ equity:
Common stock	61,955	64,071
Retained earnings	64,721	66,447
Other comprehensive income	1,255	31
Total shareholders’ equity	127,931	130,549
	$160,413	$167,183